PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Income from continuing operations	$14,736	$15,142	$46,061	$44,568
Minority interests in continuing operations	5,223	3,781	13,450	12,445
Interest expense	628	304	1,658	866

Earnings from continuing operations available to cover fixed charges	$20,587	$19,227	$61,169	$57,879

Fixed charges (1)	$628	$304	$1,658	$866
Preferred stock dividends	11,258	11,255	34,769	31,757
Preferred partnership distributions	4,038	2,460	9,600	8,143

Combined fixed charges and preferred distributions	$15,924	$14,019	$46,027	$40,766

Ratio of earnings from continuing operations to fixed charges	32.8	63.2	36.9	66.8

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.3	1.4	1.3	1.4

	2005	2004	2003	2002	2001
Income from continuing operations	$59,674	$46,564	$46,326	$45,916	$43,999
Minority interests in continuing operations	16,262	24,785	29,638	28,271	25,500
Interest expense	1,330	3,054	4,015	5,324	1,715

Earnings from continuing operations available to cover fixed charges	$77,266	$74,403	$79,979	$79,511	$71,214

Fixed charges (1)	$1,330	$3,054	$4,015	$5,612	$2,806
Preferred stock dividends	43,011	33,020	15,784	15,412	8,854
Preferred partnership distributions	10,651	20,245	19,240	17,927	14,107

Combined fixed charges and preferred distributions	$54,992	$56,319	$39,039	$38,951	$25,767

Ratio of earnings from continuing operations to fixed charges	58.1	24.4	19.9	14.2	25.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.3	2.0	2.0	2.8

(1)	Fixed charges include interest expense plus capitalized interest.

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
FFO (1)	$26,847	$25,770	$78,764	$77,411
Interest expense	628	304	1,658	866
Minority interest in income — preferred units	4,038	2,460	9,600	8,143
Preferred stock dividends	11,258	11,255	34,769	31,757

FFO available to cover fixed charges	$42,771	$39,789	$124,791	$118,177

Fixed charges (2)	$628	$304	$1,658	$866
Preferred stock dividends (3)	11,258	11,255	33,111	31,757
Preferred partnership distributions (3)	2,672	2,460	8,234	7,842

Combined fixed charges and preferred distributions paid	$14,558	$14,019	$43,003	$40,465

Ratio of adjusted FFO to fixed charges	68.1	130.9	75.3	136.5

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	2.9	2.8	2.9	2.9

	2005	2004	2003	2002	2001
FFO (1)	$102,463	$97,214	$97,448	$104,543	$95,472
Interest expense	1,330	3,054	4,015	5,324	1,715
Minority interest in income — preferred units	10,651	20,245	19,240	17,927	14,107
Preferred stock dividends	43,011	33,020	15,784	15,412	8,854

FFO available to cover fixed charges	$157,455	$153,533	$136,487	$143,206	$120,148

Fixed charges (2)	$1,330	$3,054	$4,015	$5,612	$2,806
Preferred stock dividends (3)	43,011	31,154	15,784	15,412	8,854
Preferred partnership distributions (3)	10,350	17,106	19,240	17,927	14,107

Combined fixed charges and preferred distributions paid	$54,691	$51,314	$39,039	$38,951	$25,767

Ratio of adjusted FFO to fixed charges	118.4	50.3	34.0	25.5	42.8

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	2.9	3.0	3.5	3.7	4.7

(1)	FFO has been adjusted to include the effect of impairment charges.

(2)	Fixed charges include interest expense plus capitalized interest.

(3)	Excludes EITF Topic D-42 distributions.